Exhibit 5.2

October 13, 2017

Lipocine Inc.

675 Arapeen Drive, Suite 202

Salt Lake City, Utah 84108

Re:	Registration Statement on Form S-3 and Prospectus

Ladies and Gentlemen:

We have acted as counsel to Lipocine Inc., a Delaware corporation (the “Company”), in connection with the filing of (i) a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) a prospectus (the “Prospectus”) included in the Registration Statement, which Prospectus relates to the offer and sale by the Company of up to $25,000,000 of shares of common stock, value $0.0001 per share, of the Company (the “Shares”). The Shares will be sold pursuant to the Controlled Equity OfferingSM Sales Agreement, dated March 6, 2017, by and between the Company and Cantor Fitzgerald & Co. (the “Agreement”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, assuming the terms of any sale of Shares pursuant to the Agreement are made in accordance with the terms approved previously by the pricing committee of the Company’s board of directors, when issued and delivered against payment of the consideration therefor specified in the Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

NST/SK/DFM